Exhibit 10.3

SECURED PROMISSORY NOTE

$750,000.00	June 24, 2013

FOR VALUE RECEIVED, INSPIRED BUILDERS, INC., a Nevada corporation, located at 233 Wilshire Boulevard, Santa Monica, CA 90401 ("Maker") promises to pay to BONAIR, LLC, a Nevada limited liability company ("Lender"), or order, at located at 9595 Wilshire Boulevard, Suite 801, Beverly Hills, CA 90212, or at such other place as Lender from time to time may designate in writing, the principal sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), as partial payment for certain real property as set forth in the Purchase and Sale Agreement in accordance with the terms of this secured promissory note (the "Note").

1.           Interest shall accrue in arrears on the principal of this Note outstanding from time to time at the rate of three percent (3.00%) per annum (the "Interest Rate") from the date of this Note to and including the Maturity Date (as defined herein) computed daily on the basis of a three hundred sixty (360)-day year and actual days elapsed. Interest shall be made payable at the Maturity Date.

2.           The entire outstanding principal balance plus accrued, unpaid interest and any additional sums due hereunder shall be due and payable in full on June 24, 2014 (the "Maturity Date").

3.           This Note is secured initially by a Mortgage and Security Agreement (the "Mortgage") to be in first lien position, encumbering certain real and personal property in Duval County, Florida, Assessor's Parcel No. 108760 0200.

4.           If Maker fails to make any payment hereunder within five (5) days after it becomes due and payable, Maker agrees to pay to Lender a late charge (the "Late Charge") equal to three percent (3%) of such delinquent payment as well as interest on such delinquent payment at an annual rate equal to twenty-five percent (25%) per annum (the "Default Rate") from the date the payment becomes due until Maker pays in full such delinquent payment. Maker acknowledges that in the event Maker fails to make any payment when due hereunder, the damages to Lender would be difficult to ascertain and would include the loss of use of funds and expenses incurred in connection with such default, and that the Late Charge and the accrual of the Default Rate is a fair and reasonable estimate of the loss to Lender as a result of such default.

5.           From and after maturity of this Note, whether by acceleration or otherwise, all sums then due and payable under this Note, including all principal, all accrued, unpaid interest, additional sums due hereunder and Late Charges, shall bear interest until paid in full at the Default Rate.

6.           If any of the following "Events of Default" occur, the balance of all principal and interest under this Note shall, at the Lender's option, exercisable in its sole discretion, become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

(a)	Maker fails to perform any obligation under this Note to pay principal or interest, and does not cure that failure within five (5) calendar days after the date when due;

(b)	Maker fails to perform any other obligation under this Note to pay money and does not cure that failure within ten (10) calendar days after written notice from Lender;

(c)
There occurs a breach of any representation, warranty, obligation or covenant under any agreement between Lender and Maker or any entity controlled by, controlling or under common control with Maker, including, without limitation, the Mortgage and Security Agreement, Pledge and Security Agreement and Unconditional Guarantee of Payment (collectively, the "Related Documents");

(d)	Maker becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("Insolvency Proceeding"); or

(e)	The Note is accelerated as a result of Maker's default under any of the Related Documents.

7.           All amounts payable under this Note are payable in lawful money of the United States. Checks constitute payment only when collected. Except as otherwise expressly provided herein, all payments made hereunder shall be applied first to Late Charges, then to additional sums due hereunder, then to accrued, unpaid interest until all Late Charges, additional sums and accrued, unpaid interest are paid and finally to principal.

8.           If any proceeding is commenced which arises out of or relates to this Note, the prevailing party shall be entitled to recover from the other party such sums as the arbitrator may adjudge to be reasonable attorneys' fees in the arbitration, in addition to costs and expenses otherwise allowed by law. In all other situations, including any matter arising out of or relating to any Insolvency Proceeding, Maker agrees to pay all of Lender's, Broker's and Lender's agents costs and expenses, including attorneys' fees, which may be incurred in enforcing or protecting Lender's, Broker's or Lender's agents rights or interests. From the time(s) incurred until paid in full to Lender, Broker's or Lender's agents, as applicable, all such sums shall bear interest at the Default Rate.

9.           Maker agrees that the Lender may accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note, all without notice to Maker and without affecting the liability of Maker.

10.         If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Lender's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Lender of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender. All of Lender's remedies in connection with this Note or under applicable law shall be cumulative, and Lender's exercise of any one or more of those remedies shall not constitute an election of remedies. Maker hereby waives demand, presentment, protest, notice of dishonor, suit against any party and all other requirements necessary to charge or hold Maker on any obligation.

11.         This Note inures to and binds the heirs, legal representatives, successors and assigns of Maker, Lender, Broker and Lenders' agents; provided, however, that Lender in its sole discretion may assign or transfer all or any portion of this Note, all without notice to, or the consent of, Maker.

12.         Time is of the essence with respect to every provision contained herein in which time is a factor.

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13.         This Note shall be construed in accordance with, and governed by, the laws of the State of Florida without reference to or application of choice of law or conflict of law rules. The parties hereto agree that all actions or proceedings arising in connection with this Note shall be brought exclusively in Duval County, Florida. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Note in any jurisdiction other than that specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non convenient or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the courts in the State of Florida shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, action, or proceeding arising out of or related to this Note. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Note. The prevailing party in any dispute, controversy, action, or proceeding arising out of or related to this Note shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs and expenses.

MAKER

INSPIRED BUILDERS, INC., a Nevada corporation

By:	MATTHEW J. NORDGREN
Its:	Chief Executive Officer